Exhibit 99. (A)(1)(E)

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

If you previously elected to accept Blue Martini Software, Inc.’s (“Blue Martini”) Offer to Exchange, and you would like to change your election and reject the Offer, you must sign this Notice and return it to Marlene Manzanares at Blue Martini before midnight, Pacific Standard Time, on Wednesday, December 4, 2002, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Marlene Manzanares at Blue Martini’s corporate offices, located at 2600 Campus Drive, San Mateo, California 94403. Notices will also be accepted via facsimile. Marlene Manzanares’s direct facsimile number is (650) 356-7500. If you do elect to return this Notice via facsimile, please provide us with an original executed copy as soon as possible. If you have questions regarding the process for returning this Notice, please contact Lara Williams via email at lara@bluemartini.com or via telephone at (650) 356-7633.

To Blue Martini:

I previously received a copy of the Offer to Exchange (dated November 4, 2002), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to accept Blue Martini’s Offer to Exchange. I now wish to change that election, and reject Blue Martini’s Offer to Exchange. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my acceptance of the Offer, and reject the Offer to Exchange instead.

I understand that in order to reject the Offer, I must sign and deliver this Notice to Marlene Manzanares at Blue Martini’s corporate offices, located at 2600 Campus Drive, San Mateo, California 94403 before midnight, Pacific Standard Time, on Wednesday, December 4, 2002, or if Blue Martini extends the deadline to exchange options, before the extended expiration of the Offer.

By rejecting the Offer to Exchange, I understand that I will not receive any Replacement Options, and I will keep my Eligible Options that otherwise would have been required to be exchanged if I were participating in the Offer. These options will continue to be governed by the stock option plan under which these options were granted and the existing stock option agreements between Blue Martini and me.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

I do not accept the offer to exchange options.

Date:
Optionee Signature

Name:
(Please print)

Blue Martini hereby agrees and accepts this Notice of Change in Election from Accept to Reject, and such acceptance shall be binding on Blue Martini’s successors, assigns and legal representatives:

BLUE MARTINI SOFTWARE, INC.

By:	Date:

Title: